Exhibit 99.2

NOTICE OF REDEMPTION OF

7.625% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

(CUSIP No.: 26817Q803)

OF DYNEX CAPITAL, INC.

NOTICE IS HEREBY GIVEN, that Dynex Capital, Inc., a Virginia corporation (the “Company”), has called for the redemption of, and will redeem on March 16, 2020 (the “Redemption Date”), $47,500,000 of its 7.625% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), outstanding on such date for the price of $25.00, plus $0.3177083 in accumulated and unpaid dividends, for an aggregate redemption price of $25.3177083 per share (the “Redemption Price”) (the “Redemption”). Shares of the Series B Preferred Stock shall be selected for redemption on a pro rata basis (as nearly as may be practicable without creating fractional shares). Therefore, the number of shares of Series B Preferred Stock of the holder receiving this notice that shall be redeemed is as set forth in Schedule A hereto. The Redemption is being made pursuant to Section 7(b) of Article IIIB of the Company’s Restated Articles of Incorporation.

Payment of the Redemption Price, upon book-entry transfer or surrender to Computershare Trust Company, N.A. (the “Agent”) of Series B Preferred Stock, will be made during usual business hours at the following addresses on or promptly after the Redemption Date:

By Mail: Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Overnight Delivery: Computershare Trust Company, N.A. Attn: Corporate Actions 150 Royall Street Canton, MA 02021

The Company has the right at any time after the mailing of this notice and prior to the Redemption Date to irrevocably deposit the Redemption Price of the Series B Preferred Stock to a special account at the principal office of Computershare Trust Company, N.A. to be held for the respective holders of such Series B Preferred Stock upon presentation and surrender at the said office of Computershare Trust Company, N.A. of certificates representing the same. From and after the Redemption Date, dividends on the Series B Preferred Stock shall cease to accumulate and holders of Series B Preferred Stock will not have any rights as such holders other than the right to receive the Redemption Price, without interest, upon book-entry transfer or surrender of Series B Preferred Stock. Holders of the Series B Preferred Stock have, as an alternative to Redemption, the right to sell their Series B Preferred Stock through usual brokerage transactions prior to the Redemption Date.

Questions relating to this notice should be directed to Computershare Trust Company, N.A. at 800-546-5141 or to the Company at 804-217-5897.

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia
(804) 217-5800

February 14, 2020

Schedule A

Holder	Shares to be Redeemed
[Name of holder of shares of Series B Preferred Stock]	[Pro rata number of shares of Series B Preferred Stock to be redeemed]

Schedule A